Arcturus Therapeutics Announces First Quarter 2026 Financial Results and Pipeline Progress

Initiated enrollment (Q1 2026) earlier than expected for 12-week cystic fibrosis (CF) open label Phase 2 study; lung function (ppFEV1 and LCI) is being monitored in Class I CF subjects

Received regulatory direction on pediatric development strategy from FDA (Type C meeting) for ornithine transcarbamylase (OTC) deficiency program; End of Phase 2 (EOP2) meeting H2 2026

Investor conference call at 4:30 p.m. ET today

SAN DIEGO--(BUSINESS WIRE) -- May 7, 2026 -- Arcturus Therapeutics Holdings Inc. (the “Company”, “Arcturus”, Nasdaq: ARCT), a messenger RNA medicines company focused on the development of liver and respiratory rare disease therapeutics, today announced its financial results for the quarter ended March 31, 2026, and provided corporate updates.

“Arcturus continues to advance its rare disease therapeutics portfolio. We have initiated enrollment of our 12-week CF Phase 2 study in the first quarter of 2026, earlier than originally anticipated. We remain committed to advancing our inhaled mRNA therapy for people with CF Class I mutations,” said Joseph Payne, President & CEO of Arcturus. “Also, during the first quarter of 2026, we met with the FDA regarding the pediatric clinical development strategy for our OTC deficiency program and we now have a clear path toward initiating a pivotal trial which we will align further at the EOP2 meeting later this year. We welcomed two seasoned C-suite leaders, Alan H. Cohen, MD, Chief Medical Officer and Dennis M. Mulroy, Chief Financial Officer to strengthen the executive team.”

“We are pleased to announce a strong balance sheet and runway of over two and a half years, allowing our company to reach important clinical and regulatory milestones for its rare disease pipeline,” said Dennis M. Mulroy, Chief Financial Officer of Arcturus.

Recent Corporate Highlights

•	Arcturus’ ARCT-032, an inhaled mRNA therapeutic candidate for CF initiated enrollment of a new cohort in March 2026. This open label Phase 2 clinical study is currently enrolling up to 20 Class I CF participants in the U.S. and abroad. The study will monitor 10 mg dosing – over 12 weeks – for safety and evidence of early clinical benefits, including assessment of lung functional improvements (as measured by ppFEV1 and LCI), along with two validated quality-of-life outcome measures and evaluation of any changes in high-resolution computed tomography (HRCT) imaging.
•	Arcturus’ ARCT-810 program, an mRNA therapeutic candidate for OTC deficiency, is broadening its development strategy to address the unmet medical needs of newborns and young children affected by the most severe forms of OTC deficiency. The Company is actively engaged in complementary regulatory interactions and strategic planning to support studies across both adult and pediatric populations, including those for whom liver transplantation remains the only current option for survival beyond early childhood. In March 2026, the FDA provided a clear path forward in a Type C meeting toward a pivotal pediatric study that requires additional exploratory data to establish the optimal dose and therapeutic effect. The Company is collecting additional exploratory data in its preparation for an EOP2 meeting in second half of this year.

•	Meiji, partner to Arcturus and CSL Seqirus in Japan, is actively preparing KOSTAIVE®, a self-amplifying mRNA COVID-19 vaccine, for the 2026/2027 season using a 2-dose vial presentation.
•	Arcturus strengthened its executive team with the appointments of Chief Medical Officer and Chief Financial Officer to support the advancement of the Company’s therapeutic pipeline and financial strategy.
o	Alan H. Cohen, MD, Chief Medical Officer, brings extensive clinical, medical affairs, and drug development leadership, with deep experience across rare diseases, pulmonology, cardiovascular medicine, infectious diseases, vaccines, and pediatrics. He has held senior medical leadership roles at global pharmaceutical and biotechnology companies and has a strong track record advancing clinical programs from early development through post-approval commercialization, supporting clinical and therapeutic strategies. He has served on the faculty of many highly regarded Pulmonary Centers of Excellence, including those at the University of Colorado/National Jewish Center for Immunology & Respiratory Diseases, where he also was a resident and fellow, Washington University School of Medicine, Emory University as well as the Morehouse School of Medicine, Johns Hopkins and most recently at Stanford University School of Medicine.
o	Dennis M. Mulroy, Chief Financial Officer, brings more than 40 years of extensive financial and operational leadership, with deep expertise in SEC reporting, capital markets, and commercialization where he supported numerous public company transformations, value-creating transactions, and commercial product launches. Most recently he served as the CFO at AnaptysBio, which recently completed a strategic transaction that resulted in two public companies, and greatly enhanced shareholder value.

Financial Results for the three months ended March 31, 2026

Cash Position and Balance Sheet:

Cash, cash equivalents and restricted cash were $213.4 million as of March 31, 2026, and $232.8 million as of December 31, 2025. Through continued disciplined execution and focus on our existing rare disease clinical programs, we continue to have a cash runway extending beyond the second quarter of 2028.

Revenue in conjunction with strategic alliances and collaborations:

Arcturus’ current primary revenue stream relates to our grant agreement with BARDA. The year over year $27.3 million decrease in revenue was driven by lower revenue recognized under the CSL collaboration as we pivot from infectious disease vaccine development toward rare disease clinical programs.

Operating expenses:

Total operating expenses for the three months ended March 31, 2026, were $31.0 million compared to $46.2 million for the three months ended March 31, 2025.

Research and development expenses:

Research and development expenses were $21.5 million for the three months ended March 31, 2026, compared to $34.9 million in the comparable period last year. The decrease was primarily driven by lower manufacturing costs related to LUNAR-COVID and BARDA, as well as reduced clinical trial costs associated with the LUNAR-COVID program. Additional decreases were attributable to lower payroll and benefits costs associated with lower stock-based compensation expense and a reduction in headcount. These reductions were partially offset by higher manufacturing costs related to LUNAR-OTC.

General and Administrative Expenses:

General and administrative expenses were $9.5 million for the three months ended March 31, 2026, compared to $11.3 million in the comparable period last year. The decrease was primarily due to reduced share-based compensation expense as well as reduced payroll and benefits costs associated with reductions in headcount.

Net Loss:

For the three months ended March 31, 2026, Arcturus reported a net loss of approximately $27.0 million, or ($0.95) per diluted share, compared to a net loss of $14.1 million, or ($0.52) per diluted share in the three months ended March 31, 2025.

Earnings Call: Thursday, May 7, 2026 @ 4:30 p.m. ET

  Domestic: 1-800-579-2543
  International: 1-785-424-1789
  Conference ID: ARCTURUS
  Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1758350&tp_key=71f69e33e5

About Arcturus

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics Holdings Inc. (Nasdaq: ARCT) is a messenger RNA medicines company focused on the development of liver and respiratory rare disease therapeutics with enabling technologies: (i) LUNAR® lipid-mediated delivery, (ii) STARR® mRNA technology (sa-mRNA) and (iii) mRNA drug substance along with drug product manufacturing expertise. Arcturus developed KOSTAIVE®, the first self-amplifying messenger RNA (sa-mRNA) COVID vaccine in the world to be approved. Arcturus has an ongoing global collaboration with CSL Seqirus, U.S. BARDA for pandemic flu and a joint venture in Japan, ARCALIS, focused on the manufacture of mRNA vaccines and therapeutics. Arcturus’ pipeline includes RNA therapeutic candidates to potentially treat cystic fibrosis (CF) and ornithine transcarbamylase (OTC) deficiency along with its partnered mRNA vaccine programs for SARS-CoV-2 (COVID-19) and influenza. Arcturus’ versatile RNA therapeutics platforms can be applied toward multiple types of nucleic acid medicines including messenger RNA, small interfering RNA (siRNA), circular RNA, antisense RNA, self-amplifying RNA, DNA, and gene editing therapeutics. Arcturus' technologies are covered by its extensive patent portfolio (over 500 patents and patent applications in the U.S., Europe, Japan, China, and other countries). For more information, visit www.ArcturusRx.com. Please connect with us on X and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact included in this press release, are forward-looking statements, including those regarding strategy, future operations, the likelihood of success of the Company’s pipeline (including ARCT-032 and ARCT-810) and partnered programs (including the COVID-19 and flu programs partnered with CSL Seqirus), the likelihood that the Company will continue to advance its rare disease therapeutics portfolio including its inhaled mRNA therapy, the likelihood that the Company will be able to advance ARCT-810 into a pivotal trial or pediatric clinical development, the planned EOP2 meeting and its timing, the size and scope of the open label Phase 2 study of ARCT-032, the outcomes of regulatory interactions and strategic planning for the ARCT-810 program, the likelihood that the Company will be able to collect exploratory data sufficient to progress to a pivotal pediatric study for ARCT-810, the likelihood that clinical data, including interim data, will be predictive of future clinical results, its current cash position and expected cash burn and runway, and the impact of general business and economic conditions. Arcturus may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements such as the foregoing and you should not place undue reliance on such forward-looking statements. These statements are only current predictions or expectations, and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements, including those discussed under the heading "Risk Factors" in Arcturus’ most recent Annual Report on Form 10-K, and in subsequent filings with, or submissions to, the SEC, which are available on the SEC’s website at www.sec.gov. Except as otherwise required by law, Arcturus disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events or circumstances or otherwise.

ARCTURUS THERAPEUTICS HOLDINGS INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2026	December 31, 2025
(in thousands, except par value information)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$211,375	$230,909
Accounts receivable	1,343	5,564
Prepaid expenses and other current assets	4,164	4,973
Total current assets	216,882	241,446
Property and equipment, net	6,078	6,736
Operating lease right-of-use assets, net	20,423	21,081
Non-current restricted cash	2,028	1,885
Total assets	$245,411	$271,148
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,093	$4,235
Accrued liabilities	22,666	23,898
Deferred revenue	7,610	8,246
Total current liabilities	34,369	36,379
Operating lease liability, net of current portion	19,680	20,784
Total liabilities	54,049	57,163
Stockholders’ equity
Common stock, $0.001 par value; 60,000 shares authorized; issued and outstanding shares were 28,423 at March 31, 2026 and 28,414 at December 31, 2025	28	28
Additional paid-in capital	732,888	728,547
Accumulated deficit	(541,554)	(514,590)
Total stockholders’ equity	191,362	213,985
Total liabilities and stockholders’ equity	$245,411	$271,148

ARCTURUS THERAPEUTICS HOLDINGS INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share data)	2026	2025
Revenue:
Collaboration revenue	$610	$25,477
Grant revenue	1,451	3,905
Total revenue	2,061	29,382
Operating expenses:
Research and development, net	21,527	34,893
General and administrative	9,465	11,315
Total operating expenses	30,992	46,208
Loss from operations	(28,931)	(16,826)
Finance income, net	1,932	2,771
Other income (expense)	35	(21)
Net loss	$(26,964)	$(14,076)
Net loss per share, basic and diluted	$(0.95)	$(0.52)
Weighted-average shares outstanding, basic and diluted	28,421	27,107
Comprehensive loss:
Net loss	$(26,964)	$(14,076)
Comprehensive loss	$(26,964)	$(14,076)

Contacts

Arcturus Therapeutics
Public Relations & Investor Relations
Neda Safarzadeh
VP, Head of IR/PR/Marketing
(858) 900-2682
IR@ArcturusRx.com